Exhibit 15

February 6, 2007

C-COR Incorporated

State College, Pennsylvania

Re: Registration Statements on Form S-3 and Form S-8

With respect to the subject registration statements on Form S-3 (Nos. 333-82697, 333-87909, 333-90011, 333-90589, 333-32676, 333-75888, 333-124182) and on Form S-8 (Nos. 333-124259, 333-116204, 333-64040, 333-61226, 333-49826, 333-43592, 333-30982, 333-89067, 333-65805, 333-02505), we acknowledge our awareness of the use therein of our report dated February 6, 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Harrisburg, Pennsylvania